Exhibit 10.5

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED ON A

REQUEST FOR CONFIDENTIAL TREATMENT

OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION

ADDENDUM

This Addendum (this “Addendum”), dated as of January 14, 2011, to the Agreement for Fracturing Services (Eagle Ford Shale), effective as of September 1, 2010 (the “Fracturing Agreement”), between Platinum Energy Solutions, Inc. (“PES”) and Petrohawk Energy Corporation (“Petrohawk”) and the Escrow Agreement between PES, Petrohawk and Morgan Stanley Trust, N.A. (the “Escrow Agreement,” together with the Fracturing Agreement, the “Agreements”), is between PES, Petrohawk and Morgan Stanley Trust, N.A. (the “Escrow Agent”), solely with respect to the Escrow Agreement, and is made a part of each of the Agreements, and each of the Agreements is hereby amended and supplemented as set forth below. All capitalized terms used in this Addendum and not defined herein shall have the respective meanings ascribed to them in the Fracturing Agreement.

1. The Service Period shall commence on May 1, 2011 and shall continue thereafter for a period of twenty-four (24) months. Petrohawk will pay PES the Service Fees beginning the month the Services are commenced by PES and continuing each month thereafter during the Service Period.

2. PES agrees to release and instruct the Escrow Agent to disburse to Petrohawk the funds being held by the Escrow Agent.

3. If PES fails to perform the Services by August 31, 2011, the Fracturing Agreement will immediately terminate and the remaining balance of the escrow amount shall be returned to Petrohawk.

This Addendum may be executed in one or more counterparts, each of which counterpart shall be deemed an original instrument and all of which together shall constitute a single Addendum. Except to the extent amended or modified herein, all provisions of the Agreements shall be and remain in full force and effect in accordance with their respective terms and each of the Agreements hereby is ratified and confirmed in all respects. In the event of any conflict between the terms of this Addendum and any of the Agreements or any other agreement between Petrohawk and PES related to the subject matter referred to herein, the terms of this Addendum shall control.

Petrohawk Energy Corporation		Platinum Energy Solutions, Inc.

By:	/s/ Christian D. Morro	By:	/s/ J. Clarke Legler II
	Name: Christian D. Morro		Name: J. Clarke Legler II
	Title: VP Operations-Western Region		Title: Chief Financial Officer

PLATINUM ENERGY SOLUTIONS, INC. HAS CLAIMED CONFIDENTIAL

TREATMENT OF PORTIONS OF THIS AGREEMENT IN ACCORDANCE WITH

RULE 406 UNDER THE SECURITIES ACT OF 1933

The undersigned acknowledges and agrees to the disbursement of the escrow amount in accordance with Escrow Agreement:

Morgan Stanley Trust, N.A.

By:
Name:
Title:

Date:

PLATINUM ENERGY SOLUTIONS, INC. HAS CLAIMED CONFIDENTIAL

TREATMENT OF PORTIONS OF THIS AGREEMENT IN ACCORDANCE WITH

RULE 406 UNDER THE SECURITIES ACT OF 1933

Parties Platinum Energy Solutions and Petrohawk Energy

Agreement for Fracturing Services

(Eagle Ford Shale)

Parties

Platinum Energy Solutions, Inc. (“PES”), and Petrohawk Energy (“Petrohawk”).

Basic Transaction

PES will perform oil and gas well Fracturing Services (the “Services”) under the Petrohawk Master Service Agreement herein attached and incorporated by reference, for Petrohawk’s designated well sites in the Eagle Ford shale area, under the terms set forth in this agreement (the “Agreement”).

Term of Agreement

Eight months, beginning on September 1, 2010, consisting of (i) an initial Eight (8) month period in which the frac pumping equipment and operating personnel to be provided by PES will be constructed and mobilized (the “Mobilization Period”), and (ii) the remaining Twenty-four (24) month period when the Services will be performed (the “Service Period”).

PES Responsibilities

PES will determine equipment needed and at its expense, provide and supply the equipment and personnel, needed for the Services, including:

•	Frac pumping equipment, with overall hydraulic horsepower by job design, which will include up to 50% back up

•	Pump down equipment, with overall hydraulic horsepower by job design

•	Equipment to pump chemicals

•	Operators, operation support, and technical personnel for 24 hour operation

•	Real time job data acquisition including post job reporting

The frac pumping equipment to be supplied by PES will provide a pumping capability of 100 barrels per minute (bpm) at 15,000 psi treating pressure.

A complete list of the equipment and personnel titles to be provided by PES. PES shall maintain its equipment in good condition and repair at all times and shall use reasonable means to prevent damage to and protect the hole. PES shall perform its services in a good and workman like manner to Petrohawk’s satisfaction. PES shall comply with all laws, rules and regulations of any federal, state or local governmental authority which now or may become applicable to its operations under this Agreement.

PLATINUM ENERGY SOLUTIONS, INC. HAS CLAIMED CONFIDENTIAL

TREATMENT OF PORTIONS OF THIS AGREEMENT IN ACCORDANCE WITH

RULE 406 UNDER THE SECURITIES ACT OF 1933

Petrohawk’s Responsibilities

Petrohawk will, at its expense, provide, supply, or prepare and have in place the equipment, materials, services, and items listed below:

•	Well site pads

•	Water for the fracturing fluids

Other Services or Items

PES will be afforded the opportunity to provide or supply, under separate pricing agreements, additional services; to be determined by the parties, on a price per stage basis. The following additional materials, services, and items would include but not limited to:

•	Transportation of Proppant and Chemicals (i.e., sands) to the well sites

•	Supplying Chemicals and Proppant for the fracturing

Maximum Services

PES will not be required to perform Services that exceed the capacities and specifications of the specific frac pumping equipment to be provided by PES.

Revision of Rates

Every quarter, PES will recalculate stage rates and the Monthly Minimum charges based on market fluctuations (I.e. Proppant, chemicals, service pricing and availability) and submit to Petrohawk for approval. The revisions will also incorporate any design changes requested by Petrohawk.

Force Majeure

In the event of Force Majeure (I.e. acts of God) that prevents PES from providing Frac Services to Petrohawk under the terms of this Agreement or prevents Petrohawk from drilling and completing wells in the Eagle Ford shale area, both parties shall be excused from their respective obligations during such Force Majeure period. A Force Majeure event shall include action of natural elements, wars (declared or undeclared), insurrection, revolution, civil strife, terrorist acts and legislative changes that make drilling and completion activities impracticable.

Payments and Terms

Mobilization Period. Simultaneous with execution of this agreement, Petrohawk will place into escrow with Morgan Stanley as escrow agent, $10 million dollars. The escrow agent shall disburse the escrow amount during the Service Period in an amount equal to $500 thousand per month, with such amount being applied to the costs of services and materials provided by PES hereunder. Any amounts not so disbursed at the termination of this Agreement shall be distributed to Petrohawk.

Service Period. During the Service Period, Petrohawk will pay PES a monthly fee (the “Service Fees”) equal to:

PLATINUM ENERGY SOLUTIONS, INC. HAS CLAIMED CONFIDENTIAL

TREATMENT OF PORTIONS OF THIS AGREEMENT IN ACCORDANCE WITH

RULE 406 UNDER THE SECURITIES ACT OF 1933

The greater of:

(A) The total number of stages performed by PES during the month, multiplied by a “stage rate” that is negotiated per stage, and subject to adjustments as set forth below (the “Stage Rate”),

or

(B) $ * (the “Monthly Minimum”). The monthly minimum payment shall only be paid during months when PES is able to pump a minimum of 22 days per month with only nominal PES downtime during those days.

Sales and Other Transfer Taxes. Unless Petrohawk provides PES with appropriate tax exemption certificates, in addition to the Mobilization Fees and Service Fees owed by Petrohawk to PES, Petrohawk will also pay PES all applicable sales and other transfer taxes that may be owed on the Services provided by PES to Exco.

Payment Terms. Once the Service Period begins, PES will send Petrohawk invoices electronically for services rendered on a well by well basis. Petrohawk will transfer funds electronically to a PES account (TBA) for all Service Fees due on final Invoices within 30 days of invoice transmittal (i.e. payment terms of 30 days). Petrohawk will pay PES a service charge of one and one-half (1 1/2%) percent per month on all Service Fee payments that are not paid during the time period set forth above.

Termination Agreement

This agreement will continue in full force and effect for period twenty-four months after the mobilization unless and until PES is unable to perform under the agreed terms and standards provided for in the contract. This provision includes an inability to provide agreed proppant as specified under the terms of the contract. If such event occurs, Petrohawk may elect to terminate the contract without penalty by giving a 30 day notice to PES.

Warranties by PES

In this Agreement, PES warrants to Petrohawk that the Services performed by PES will be performed in accordance with the specifications, applicable codes, regulations, and sound industry practices.

Insurance

Under this Agreement, PES and Petrohawk will be required to maintain a policy of comprehensive general liability insurance, written on an occurrence basis, with limits of not less than $* combined single limit per occurrence, insuring against claims and demands

*	CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

PLATINUM ENERGY SOLUTIONS, INC. HAS CLAIMED CONFIDENTIAL

TREATMENT OF PORTIONS OF THIS AGREEMENT IN ACCORDANCE WITH

RULE 406 UNDER THE SECURITIES ACT OF 1933

made for injuries to persons or property received in connection with the performance of their respective obligations under the Agreement.

Indemnity

The Agreement will provide that (i) PES will defend, indemnify, and hold Petrohawk harmless from liability for loss, damage, or injuries to persons or property caused by any act or negligence by PES, its agents, contractors, employees, or assignees in connection with PES’ performance of its obligations under the Agreement, and (ii) Petrohawk will defend, indemnify, and hold PES harmless from liability for loss, damage, or injuries to persons or property caused by the act or negligence of Petrohawk, its agents, contractors, employees, or assignees in connection with Petrohawk’s performance of its obligations under the Agreement.

Disputed Invoices And Late Payments

Petrohawk shall pay all invoices within 30 days after receipt except if Petrohawk disputes any part (the majority of or entire invoices cannot be disputed) of an invoice, Petrohawk shall, within ten (10) days after receipt of the invoice, or 15 days from date of invoice, whichever is earlier, notify PES of the item disputed, specifying the reason therefore, and providing the amount Petrohawk asserts should be the correct amount and payment of the disputed item only may be withheld until settlement of the dispute. All disputes not resolved by the parties within 30 days of such notice shall be submitted to an independent third party selected by mutual agreement of the parties and such third party shall resolve the dispute within 15 days after such submission. The decision of such third party shall be binding on both parties.

This Summary of Terms constitutes a statement of the present mutual intent of the parties with respect to the proposed transactions and is to be considered a commitment and a legally binding agreement of the parties.

We look forward to working with you on this project.

Platinum Energy Solutions, Inc.

By:	/s/ Rodney Dartez

Print Name:	Rodney Dartez

Title:	COO

Date:	9/2/2010

Petrohawk Energy

By:	/s/ Richard K. Stoneburner

Print Name:	Richard K. Stoneburner

Title:	President and COO

Date:	9/3/2010